CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges                  EXHIBIT 12(i)

                                                                      2002                     Year Ended December 31,
                                                             ---------------------  -----------------------------------------------
                                                              3 Months   12 Months
                                                               Ended       Ended
                                                               Dec 31      Dec 31     2001 (1)       2000        1999      1998 (2)
                                                             ---------   ---------   ---------    ---------   ---------   ---------
      Earnings:
A.        Net Income from Continuing Operations (3)          $  10,629   $  41,281   $  50,835    $  50,973   $  48,573   $  49,314
B.        Federal and State Income Tax                           3,507      22,294      (3,338)      38,215      28,925      28,627
                                                             ---------   ---------   ---------    ---------   ---------   ---------
C.        Earnings before Income Taxes                       $  14,136   $  63,575   $  47,497    $  89,188   $  77,498   $  77,941
                                                             =========   =========   =========    =========   =========   =========
D.        Fixed Charges
               Interest on Mortgage Bonds                          263       2,136       5,211       11,342      13,057      14,225
               Interest on Other Long-Term  Debt                 2,729       9,819      10,446       12,864      11,094       8,890
               Other Interest                                    2,731      11,659      12,837        9,303       5,640       3,639
               Interest Portion of Rents                           184         749         801          962         993       1,004
               Amortization of Premium & Expense on Debt           324       1,249       1,350        1,170         993         924
               Preferred Stock Dividends of Central Hudson         590       3,259       3,026        5,556       5,078       5,031
                                                             ---------   ---------   ---------    ---------   ---------   ---------
                              Total Fixed Charges            $   6,821   $  28,871   $  33,671    $  41,197   $  36,855   $  33,713
                                                             =========   =========   =========    =========   =========   =========

E.        Total Earnings                                     $  20,957   $  92,446   $  81,168    $ 130,385   $ 114,353   $ 111,654
                                                             =========   =========   =========    =========   =========   =========


      Preferred Dividend Requirements:
F.        Allowance for Preferred Stock Dividends
                   Under IRC Sec 247                         $     451   $   2,161   $   3,230    $   3,230   $   3,230   $   3,230
G.        Less Allowable Dividend Deduction                        (31)       (127)       (127)        (127)       (127)       (127)
                                                             ---------   ---------   ---------    ---------   ---------   ---------
H.        Net Subject to Gross-up                                  420       2,034       3,103        3,103       3,103       3,103
I.        Ratio of Earnings before Income
               Taxes to Net Income (C/A)                         1.330       1.540       0.934        1.750       1.595       1.581
                                                             ---------   ---------   ---------    ---------   ---------   ---------
J.        Preferred Dividend (Pre-tax) (H x I)                     559       3,132       2,899        5,429       4,951       4,904
K.        Plus Allowable Dividend Deduction                         31         127         127          127         127         127
                                                             ---------   ---------   ---------    ---------   ---------   ---------
L.        Preferred Dividend Factor                                590       3,259       3,026        5,556       5,078       5,031
                                                             =========   =========   =========    =========   =========   =========

M.        Ratio of Earnings to Fixed Charges (E/D)                3.07        3.20        2.41         3.16        3.10        3.31
                                                             =========   =========   =========    =========   =========   =========

(1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson Gas & Electric Corporation in its fossil generating plants and the Nine Mile 2 Plant; including the recording of a significant amount of federal investment income tax credits.

(2) CH Energy Group, Inc. was formed on Dec. 15, 1999. 1998 has been restated to reflect preferred stock dividends as a component of fixed charges.

(3) Net Income includes Preferred Stock Dividends of Central Hudson Gas & Electric.